U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                      City of London Investment Group PLC
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   (Last)                            (First)              (Middle)

                                  10 Eastcheap
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                                    (Street)

   London                            England              EC3M ILX
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                              February 26, 2002(1)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

                      The India Growth Fund, Inc. ("IGF")
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Common Stock, par value $.01 per share     853,339                   I(2)                 By City of London Investment Management
                                                                                          Company Limited, a registered investment
                                                                                          adviser(3)
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Common Stock, par value $.001 per share     15,800                   I(2)                 By City of London Quantitative Management
                                                                                          Limited, a registered investment adviser

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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

Not Applicable
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
Explanation of Responses:

(1) The date the Reporting Persons became obligated to file a report on Schedule 13D, and thus this Form 3, pursuant to Rule 16a-1(a)(1)(iv) under the Securities Exchange Act of 1934.

(2) The Reporting Persons disclaim beneficial ownership of these securities, and this Form 3 shall not be deemed an admission that the Reporting Persons are the beneficial owners of the securities for purposes of Section 16 or for any other purpose.

(3) City of London Investment Management Company Limited ("CLIM") is a Joint Filer pursuant to Rule 16a-3(j). Information relating to CLIM is attached hereto on page 3 of this Form 3.


             /s/ Doug Allison                               February 26, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
    Name: Doug Allison, Finance Director

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

                             JOINT FILER INFORMATION
                             -----------------------



Name:      City of London Investment Management Company Limited
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Address:   10 Eastcheap
-------    London EC3M ILX, England


Designated Filer:    City of London Investment Group PLC
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Issuer and Ticker Symbol:    The India Growth Fund, Inc. ("IGF")
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Date of Event
Requiring Statement:    February 26, 2002
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Signature:  City of London Investment Management Company Limited


                        By: /s/ Doug Allison
                           ---------------------------------
                        Name: Doug Allison, Finance Director